Exhibit 99.1

Blue Safari Group Acquisition Corp. Announces Extension of Combination Period and Second Amendment to the Merger Agreement

NEW YORK, December 6, 2022 /PRNewswire/ -- Blue Safari Group Acquisition Corp. (NASDAQ: BSGA, the “Company” or “Blue Safari”), a special purpose acquisition company, announced today that, at its extraordinary general meeting of shareholders on December 5, 2022 (the “Meeting”), the Company’s shareholders voted in favor of the proposal to amend and restate its amended and restated memorandum and articles of association, giving the Company the right to extend the date by which the Company has to complete a business combination (the “Combination Period”) up to four (4) times for an additional three (3) months each time, from December 14, 2022 to December 14, 2023. In connection with the Meeting, 4,031,612 Class A ordinary shares were tendered for redemption. On December 5, 2022, the Company made a deposit of $257,758.20 to the trust account and extended the Combination Period from December 14, 2022 to March 14, 2023. Following such redemptions and the deposit, the amount of funds remaining in the trust account is approximately $18.15 million.

On December 2, 2022, the Company, Bitdeer Technologies Holding Company (“Bitdeer”) and other named parties entered into the Second Amendment to the Amended and Restated Agreement and Plan of Merger (dated December 15, 2021 and as amended from time to time, the “Merger Agreement”) pursuant to which the parties agreed to, among other things, the following:

•	Extends the termination date upon which either the Company or Bitdeer may terminate the Merger Agreement, from September 1, 2022 to the earlier of (i) June 1, 2023 and (ii) the then applicable deadline for the Company to complete a business combination in accordance with its organizational documents; and

•	Bitdeer to provide certain interest-free loans to the Company with an aggregate principal amount of $2,584,141 in four tranches to fund any amount that may be required in order to further extend the period of time available for the Company to consummate a business combination and for the Company’s working capital. Such loans will only become repayable upon the Acquisition Closing (as defined in the Merger Agreement).

A Current Report on Form 8-K will be filed with the Securities and Exchange Commission.

About Blue Safari Group Acquisition Corp.

Blue Safari Group Acquisition Corp. is a blank check company sponsored by BSG First Euro Investment Corp., a British Virgin Islands company, and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are typically identified by words such as “will,” “are expected to,” “is anticipated,” “estimated,” “believe,” “intend,” “plan,” “projection,” “pro forma,” “outlook” or words of similar meaning. These forward-looking statements include, but are not limited to, statements regarding the proposed business combination (the “Business Combination”) between Blue Safari and Bitdeer, including the expected transactions and the likelihood, timing and ability of the parties to successfully consummate the proposed Business Combination. Such forward-looking statements are based upon the current beliefs and expectations of Blue Safari’s and Bitdeer’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond Blue Safari’s or Bitdeer’s control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward- looking statements, which speak only as of the date they are made. Except as may be required by law, neither Blue Safari nor Bitdeer undertakes any duty to update these forward-looking statements.

Additional Information and Where to Find It

In connection with the proposed Business Combination, Blue Safari intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement which will be part of a registration statement on Form F-4 (the “Registration Statement”) to register securities to be issued in connection with the Business Combination, and will file other documents regarding the proposed Business Combination with the SEC. Blue Safari’s shareholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus and the amendments thereto and the definitive proxy statement to be filed in connection with the proposed Business Combination, as these materials will contain important information about Bitdeer, Blue Safari, and the proposed Business Combination. Promptly after the Registration Statement is declared effective by the SEC, Blue Safari will mail the definitive proxy statement/prospectus and a proxy card to each shareholder entitled to vote at the meeting relating to the approval of the Business Combination and other proposals set forth in the Registration Statement. Before making any voting or investment decision, investors and shareholders of Blue Safari are urged to carefully read the entire Registration Statement and the proxy statement/prospectus to be included therein, when they become available, and any other relevant documents filed with the SEC, as well as any amendments or supplements thereto in relation to the proposed Business Combination, because they will contain important information about the proposed Business Combination. The documents filed by Blue Safari and other parties with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Participants in the Solicitation

Blue Safari and their directors and executive officers may be deemed participants in the solicitation of proxies from Blue Safari’s shareholders with respect to the Business Combination. A list of the names of those directors and executive officers and a description of their interests in the proposed transactions will be included in the Registration Statement for the Business Combination when available at www.sec.gov. Information about Blue Safari’s directors and executive officers and their ownership of Blue Safari’s securities is set forth in Blue Safari’s annual report on Form 10-K for the year ended December 31, 2021. Other information regarding the interests of the participants in the proxy solicitation will be included in the Registration Statement pertaining to the Business Combination when it becomes available. These documents can be obtained free of charge from the source indicated above.

Bitdeer and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the shareholders of Blue Safari in connection with the Business Combination. A list of the names of such directors and executive officers and information regarding their interests in the proposed Business Combination will be included in the Registration Statement for the Business Combination when available.

Naphat Sirimongkolkasem

Chief Financial Officer

Blue Safari Group Acquisition Corp.

Info@firsteuro.co